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                                                                    EXHIBIT 18.1

February 14, 2002



iPCS, Inc.
Atlanta, GA 30303


Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of iPCS, Inc. (the "Company") for the three months ended December 31, 2001, and have read the Company's statements contained in Note 2 to the condensed consolidated financial statements included therein. As stated in Note 2, the Company changed its method of accounting for the recognition of interest expense on the Company's senior discount notes issued on July 12, 2000 and states that the newly adopted accounting principle is preferable in the circumstances because the new method recognizes interest on a level yield basis over the term of the notes on a methodology which conforms to that of its new parent company, AirGate PCS Inc. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date nor have we audited the information set forth in the aforementioned Note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein. The consolidated financial statements of iPCS, Inc. and subsidiaries as of and for the nine months ending September 30, 2001 were audited by other auditors.

With regard to the aforementioned accounting change, authoritative criteria has not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,



/s/KPMG LLP
Atlanta, GA